Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-190666, 333-218867, 333-271935 and 333-288286 on Form S-8 of our reports dated March 2, 2026, relating to the consolidated financial statements and financial statement schedule of TriMas Corporation and subsidiaries, and the effectiveness of TriMas Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TriMas Corporation for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Detroit, Michigan
March 2, 2026